UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 12, 2005

CCI Group, Inc.

(Exact name of Registrant as specified in charter)

Utah                   333-40954                  87-0648148

(State or other jurisdiction    (Commission              (I.R.S. Employer

of incorporation)           File Number)             Identification No.)

405 Park Avenue, 10th Floor, New York, New York              10022

(Address of principal executive offices)                 (Zip code)

Registrant's telephone number, including area code: 212-421-1400.

 (Former name or former address, if changed, since last report)

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ITEM 5.03. Amendment to Articles of Incorporation, By-Laws, and Change of Fiscal Year.

On October 12, 2005, we filed a Certificate of Amendment to Articles of Incorporation with the Secretary of State of Utah. The Certificate of Amendment designates a class of preferred stock called Series B, Non Voting, Convertible Preferred Stock, and sets forth the rights, privileges and preferences of the Series A Preferred Stock. The authorized number of shares of the Series B Preferred Stock is 1,000,000 or such lesser amount as determined by the Company’s Board of Directors. The Certificate of Amendment was approved by the Company’s Board of Directors.

The following summarizes the features of the Series B Preferred Stock:

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Stated Value:  The stated value of each share of the Series B Preferred Stock is $25.00.

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Ordinary Dividends:  Dividends accrue on the Series B Preferred Stock at the rate of 5% of the stated value per annum, and are payable semi-annually on each September 1 and February 1, commencing February 1, 2006. The record date, for purposes of calculating Series B Preferred Stock dividends, is the close of business the day prior to the payment due date. Payment of dividends on the Series B Preferred Stock are junior to the payment of dividends on the Series A Preferred Stock (See description of Series A Preferred Stock below).

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Special Dividend. A special, one-time dividend is payable equal to 1.25% of the Stated Value.

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Conversion and Other Rights: Each share of the Series B Preferred Stock is convertible into 50 shares of our common stock at the option of the holder at any time, or at our option at any time after 1 year from the issuance date, if during such period the average closing price of our common stock as traded on our primary securities market is greater than $1.00 per share during any 10 consecutive day period. The Series B Preferred Stock has no voting rights, and there is no sinking fund for redemption of the Series B Preferred Stock.

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Voluntary Redemption:  Subject to the conversion rights of the holders, and further subject to the prior rights of the Series A Preferred Stock, we may redeem the Series B Preferred Stock, in whole or in part, with 30 days prior written notice to the holders, at a price equal to 106% of the stated value.

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Liquidation Rights.  In case of our voluntary or involuntary liquidation, dissolution or winding up, holders of shares of the Series B Preferred Stock are entitled to receive, after the payment of our outstanding liabilities,  the liquidation price of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, before any payment or distribution is made to the holders of the Common Stock or any other series or class of our stock hereafter issued which ranks junior as to liquidation rights to the Series A Preferred Stock. The holders of the Series B Preferred Stock will not be entitled to receive the liquidation price of such shares until the liquidation price of any other series or class of our stock hereafter issued which ranks senior as to the liquidation rights to the Series B Preferred Stock ("senior liquidation stock") has been paid in full. The Series A Preferred Stock is senior to the Series B Preferred Stock, and thus is senior liquidation stock.  No such senior liquidation stock (other than the Series A Preferred Stock) shall be issued without the approval of holders of a majority of the Series B Preferred Stock.  After payment in full of the liquidation price of the shares of the Series B Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of our assets. Our consolidation or merger with another corporation, nor a sale or transfer of all or part of our assets for cash, securities or other property will be considered an event of  liquidation, dissolution or winding up.

The Certificate of Amendment is attached as an exhibit hereto, and the above description is qualified in its entirety by the terms and provisions therein.

In addition, we granted the holders of the Series B Preferred Stock “piggy back” registration rights with respect to any registration statement filed pursuant to the Securities Act of 1933, as amended (“Act”) with the Securities and Exchange Commission under Form S-1, Form S-2, or Form SB-2.  The registration rights relate to the common stock issuable upon conversion, however, are subject to the approval of any lender who provides financing to us. In addition, we will not be obligated to include such shares in a registration statement if the holder is eligible to resell such securities pursuant to Rule 144 under the Act. Although the common stock may be registered with the Securities and Exchange Commission, the ability of each subscriber to resell the common stock will be subject to the market liquidity for our common stock, and the "blue sky" requirements of the respective state or states

ITEM 9.01. Financial Statements and Exhibits.

Exhibit No.

Document

10.21

Certificate of Amendment to Articles of Incorporation regarding the

Series A Preferred Stock dated October 12, 2005.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                   CCI Group, Inc.

Date: October 17, 2005

                                               /s/ Fred W. Jackson, Jr.

                                                    Fred W. Jackson, Jr.

                                                    President

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